Exhibit 3.8

DIGITAL ALLY, INC.

CHARTER OF

STRATEGIC PLANNING COMMITTEE

(As adopted on June 28, 2009)

Charter

The Board of Directors of Digital Ally, Inc. (the “Company”) has adopted this Charter (the “Charter”) of the Strategic Planning Committee (the “Committee”).

I.           Purpose and Responsibilities.

The primary function of the Committee is to oversee the development of the ongoing strategic planning process and initiatives for the Company. To accomplish this function, the Committee will carry out the following activities:

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Assist the Company’s Chief Executive Officer and senior executive officers (the “Responsible Officers”) in identifying significant issues and opportunities facing the Company, including, but not limited to, potential acquisitions, joint ventures, dispositions of capital assets, equity and debt funding and modifications of existing capital structure, dividend policy and stock repurchase programs;

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Assist the Responsible Officers in developing and refining a strategic plan (the “Strategic Plan”) that identifies specific long-term goals and business objectives relating to each opportunity determined to be in the Company’s best interests to pursue and approaches or strategies for reaching each goal or objective;

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Assist the Responsible Officers in developing and refining an annual business plan (the “Annual Plan,” and together with the Strategic Plan, the “Plans”) that identifies specific short-term goals and business objectives for the Company’s annual performance that are in line with the Strategic Plan;

•	Advise the Board of Directors regarding its approval of the Plans;

•	Assist the Responsible Officers in determining the resources that are necessary for implementation of the Plans;

•	Monitor the progress in the implementation of the Plans;

•	Review the Company’s performance on a periodic basis against the Annual Plan;

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Meet periodically to (i) evaluate the effectiveness of the existing Plans, (ii)  make changes to the Plans where necessary or advisable, and (iii) explore additional significant issues or opportunities facing the Company not included in the Plans that might be in the best interests of the Company to pursue; and

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Periodically present to the Board of Directors reports that include (i) evaluations of, and recommended revisions to, the Plans or the implementation thereof, and (ii) significant issues and opportunities facing the Company reviewed since the most recent report.

In addition, the Committee shall have such other responsibilities as the Board of Directors may assign it from time to time. The responsibilities assigned to the Committee are not intended to diminish or eliminate the responsibilities of the Responsible Officers because such Responsible Officers bear express responsibility for the Company’s strategic development and operational results.

The Responsible Officers shall use their good faith best efforts to ensure that the Company’s employees and agents cooperate with the Committee in discharging its duties.

II.	Organization and Reviews.

The Committee shall consist of three members of the Board of Directors, one of whom shall be the Chairman. The Board of Directors shall from time to time appoint all members of the Committee and the Chairman. Each member shall serve until his or her successor is duly appointed and qualified. The Committee members and Chairman may be removed from the Committee by the Board of Directors.

The Committee shall perform an annual self-evaluation of the Committee’s performance and recommend to the Board of Directors modifications to this Charter as deemed appropriate.

III.	Meetings.

The Committee shall meet as frequently as circumstances dictate. The Committee shall establish specific notice formalities in order for a Committee meeting to be valid. A quorum consisting of a majority of the members shall be required in order for a Committee meeting to be held or for the Committee to take action.

IV.	Consultants.

The Committee shall have the authority to retain and terminate consultants and/or experts of its selection to advise it, including the authority to approve fees and other retention terms, subject to the prior approval of the Board of Directors.